UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington D.C., 20549

Form 8-K

Current Report
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date Of Report (Date Of Earliest Event Reported):  05/10/2005

First National Banc, Inc.
(Exact Name of Registrant as Specified in its Charter)

Commission File Number:  333-109586

Georgia	58-2249282
(State or Other Jurisdiction of	(I.R.S. Employer
Incorporation or Organization)	Identification No.)

2509 Osborne Road, St. Marys, Georgia 31558
(Address of Principal Executive Offices, Including Zip Code)

(912) 882-3400
(Registrant’s Telephone Number, Including Area Code)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
[  ]   Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[  ]   Soliciting material pursuant to Rule 14a-12 under the Exchange Act(17CFR240.14a-12)

[  ]   Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act(17CFR240.14d-2(b))

[  ]   Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act(17CFR240.13e-4(c))

Items to be Included in this Report

Item 5.02.    Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers

Resignation of Director

On May 10, 2005, June Davis resigned from the Board of Directors of First National Banc, Inc. (the "Company"), citing health reasons.

Employment of Executive Officer

Effective June 6, 2005, T. Michael White has been appointed to serve as the Chief Executive Officer of First National Bank, St. Marys, Georgia, a wholly owned subsidiary of the Company. Mr. White, age 57, served as President of AMC, a mortgage company headquartered in Jacksonville, Florida, from 1994 until May 2005. Prior to joining AMC, Mr. White served as President of 1st Performance National Bank in Jacksonville, Florida.

Mr. White and the St. Marys bank have entered into a one-year employment agreement pursuant to which Mr. White will receive an annual salary of $125,000, which may be increased by the Board of Directors in its sole discretion. Mr. White may also receive a cash bonus of up to 20% of the amount of his annual salary, to be paid in the sole discretion of the Board of Directors. Mr. White will also receive car and housing allowances in the aggregate amount of $1800 per month.

In the event the bank terminates Mr. White's employment at any time prior to the end of the agreement's one-year term, the bank will be obligated to pay to Mr. White an amount equal to $150,000 less the aggregate amount of all salary and bonus payments previously received by Mr. White under the agreement.

The agreement contains employee and customer non-solicitation provisions which will remain in effect for a period of one year and two years, respectively, from the date of the termination of Mr. White's employment for any reason.

Signature(s)

Pursuant to the Requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Report to be signed on its behalf by the Undersigned hereunto duly authorized.

First National Banc, Inc.

Date: June 08, 2005.	By:	/s/ Yong Kim
Yong Kim
Chief Financial Officer